EXHIBIT 10.8

Steve Dorff

Latigo Shore Music, Inc.

February 13, 2007

Jon Estep
1046 Calle Del Cerro #431
San Clemente, CA 92672

Dear Jon,

This will confirm the following agreement ("Agreement") which has been reached between Latigo Shore Music, Inc. ("LSM") f/s/o Steve Dorff ("Producer") and you ("Artist") with regard to LSM's Production services, and additionally the assistance in procuring a recording agreement with a mutually agreed upon Record Company.

1) LSM agrees to arrange and produce Demo recordings of the Artist for the purpose of seeking an exclusive recording agreement. Upon completion of the Demo recording, LSM and Artist agree to seek an exclusive recording agreement (the "Recording Agreement") with a mutually approved record company (the "Record Company".) In the event the Record Company is interested in signing Artist on terms reasonably acceptable to Artist, Artist and Artist's representatives will directly negotiate the recording Agreement in consultation with LSM.

2) In the event Artist enters into (or has commenced negotiations and subsequently enters into) a Recording Agreement within 18 months after the execution of this agreement by all the parties hereto (the "Exclusive Period"), Artist will cause the Record Company to engage LSM to furnish the services of Producer to Produce not less than ½ of the master recordings embodied on the first album released under the recording agreement. In consideration for Producer's services in connection with the first album, the Record Company will pay LSM not

Steve Dorff

Latigo Shore Music, Inc.

less than $6,000 per master recording produced by Producer and a Producer royalty of (4%) of retail from record one, prorated based on the number of master recordings embodied on the album produced by

the Producer. With respect to the first (4) albums recorded by Artist under the recording agreement which do not include any master recordings produced by Producer, for whatever reason, LSM will be paid an override royalty of 1.5% with respect to each of such first (2) albums, and (1%) for albums 3 & 4. LSM will be accounted to and paid direct by the Record Company.

3) In the event Artist does not enter into a recording agreement during the exclusive period, this Agreement shall automatically terminate and, except as hereafter provided, Artist shall have no further obligation to Producer or LSM hereunder.

4) Upon LSM's request, Artist agrees to negotiate in good faith and enter into a formal producing/recording agreement with LSM, which agreement will contain such additional terms and conditions as are customary in the record industry; provided, however, unless and until such formal agreement is executed, this Agreement will constitute a valid and binding agreement and the parties agree that such additional terms and conditions as are customary in the record industry for agreements such as this are hereby deems to be incorporated herein.

5) Artist agrees that LSM will co-publish and co-own any copyrights recorded by Artist that he has written or co-written during the term of this agreement. LSM will administer said copyrights for no administration fee.

6) LSM agrees to give Artist a non-refundable advance of $2,500 upon entering this agreement.

P.O. Box 217, Malibu, CA 90265
310-457-6797

Steve Dorff

Latigo Shore Music, Inc.

Please acknowledge your agreement with the foregoing by signing where provided below.

Very truly yours,

Latigo Shore Music, Inc.

By: ____________________ **Dated:** 2/13/07
Steve Dorff -President

Agreed and Accepted:

____________________ **Dates:** 2/13/07

P.O. Box 217, Malibu, CA 90265
310-457-6797

PALISADES CAPITAL GROUP, LLC
INVESTMENT BANKING ADVISORS

FAIR MARKET
VALUATION OPINION AND REPORT

ACQUISITION OF

LATIGO SHORE MUSIC, INC.
BY
ROKWADER, INC.

REPORT DATE: March 30, 2007

333 W. California Blvd., #110 Pasadena, CA 91105
Tel: 626 797-4618 Fax: 626 205-3569 Email: john@palicap.com

SUMMARY AND OPINION

The management of Rokwader, Inc. ("the Company") has requested that Palisades Capital Group, LLC ("Palisades") issue a valuation opinion and report (the "Opinion") as to the fair market value of its acquisition of Latigo Shore Music, Inc ("Latigo" or "LSM"), located in Malibu, California. The Opinion will be presented under the guidelines provided by FASB Statements 141 and 142.

Palisades had no financial interest in the Latigo transaction, and it hereby confirms that it is independent with respect to Rokwader or Latigo Shore Music, its management and its shareholders. Palisades was not retained nor directed to provide an opinion with respect to a specific value or range of values predetermined by the Company.

Palisades has relied upon both oral and written information and other documentation provided by Rokwader and its management, as well as other information that Palisades deems appropriate under the circumstances, in preparing its valuation opinion and report.

The Opinion is divided into 4 sections:

Section I	Business Summary
Section II	Acquisition of Latigo Shore Music, Inc.
Section III	FASB Statements 141 and 142
Section IV	Latigo Shore Music, Inc. Tangible and Intangible Asset Valuation

OPINION

The purchase of Latigo Shore Music presents a situation where most of the acquired assets are intangible. It is the opinion of Palisades Capital Group that the fair market value of these assets is as follows:

❖ **Cash – Tangible Assets**	**$7,700**
❖ **Artistic-Related Intangible Assets**	**$60,000**
❖ **Contract-Based Intangible Assets**	**$32,300**
Total Fair Market Value of Acquired Assets	**$100,000**
	======

SECTION I.

BUSINESS SUMMARY

Rokwader, Inc., a Delaware corporation, was organized on March 18, 2005, as a "blank check" company under Rule 419 of the Securities Act of 1933. The purpose of creating the Company was to create a corporate vehicle to acquire one or more interests in business opportunities to employ funding in their businesses or to seek the perceived advantages of a publicly-held corporation.

The Company entered into a Securities Exchange Agreement with Latigo Shore Music, Inc. on February 12, 2007. According to the terms of the exchange agreement, Rokwader has agreed to issue 70,000 shares of common stock plus $30,000, in exchange for all of Latigo's issued and outstanding common stock. The Latigo stockholder will also be entitled to receive up to an additional 200,000 shares of common stock of Rokwader from the date of closing through December 31, 2008, through an earn-out provision in the exchange agreement. As a result of the transaction, Latigo will become a wholly-owned subsidiary of Rokwader.[i]

Latigo Shore Music is in the music industry business, whose purpose is to create viable entertainment assets in the music recording field. The initial major function of Latigo is to actively pursue and sign emerging musical talent, notably singers and songwriters. Steve Dorff, the President of Latigo, is a long-time composer and producer. Mr. Dorff is a three-time Grammy nominee and has often been on the nation's top music charts.

On January 25, 2007, LSM acquired from Ash Street Music a 50% ownership in a music catalog of original compositions written in whole or part by Andrew Dorff (son of Steve Dorff). The purchase price was $30,000. Latigo management has indicated that a significant number of the songs are master recordings and eligible for release, with the remainder demo recordings.[ii] According to LSM, Ash Street paid approximately $40,000 to recording studios, musicians, etc. for recording the 107 original songs[iii] LSM also owns two master recordings of finished CD's by Steve Dorff, entitled Pacific Sunrise and You Set My Dreams to Music.

Latigo has a two year employment agreement with Steve Dorff to serve as President of the company. Mr. Dorff's compensation is performance based; will not be paid a salary but will receive 38% of income as determined by the LSM (Rokwader) independent accountants.[iv] LSM also has an agreement to produce and market Jon Estep, a young singer/songwriter, who has completed demo recordings that are being presented to record labels.[v]

LSM intends to act as a conduit through selling or leasing Master recordings of exclusively signed artists to record companies and distributors. In rare cases, should market conditions and emerging technologies warrant, Latigo would distribute music material for signed artists themselves, at their sole discretion. Should the artist also be a songwriter, Latigo will acquire a percentage of these copyright interests, provided the publishing interests are available.

Latigo's business plan provides for LSM to produce three or four songs (known as a demo) for each of its artists, to be paid for by Latigo. The expected cost for this, per artist, is $15,000-$25,000.

SECTION II

ACQUISITION OF LATIGO SHORE MUSIC, INC.

The acquisition included the following tangible assets:

1. Cash in Bank

The acquisition included the following intangible assets:

1. Music copyright for acquired original song catalog
2. Masters of two Steve Dorff CD's
3 Contract and master demo recordings of Jon Estep
4. Employment agreement for services of Steve Dorff

SECTION III.

FASB STATEMENTS 141 AND 142

The Financial Accounting Standards Board (FASB), the principal governing board of the accounting profession, issued FASB 141 and 142 in 2001, which affect the accounting methods and procedures for acquisitions. FAS 141 eliminated pooling accounting for acquisitions. FAS 142 requires that a company carrying goodwill on its books and issuing certified financial statements must evaluate the assets acquired in a business combination at least annually. Both FASB 141 and 142 break new ground since they focus on the "fair market values" rather than book values of acquired assets, liabilities and goodwill.

"Under FASB 141, all acquisitions, even stock-for-stock mergers of equals, must now be accounted for by allocating the acquisition consideration to the assets acquired based upon the fair market value of those assets. If the consideration is stock or other property, it, too, must be valued before allocation to the acquired assets. Consideration value that cannot be allocated to acquired assets must be assigned to goodwill. FASB 141 rests on the assumption that all business combinations, including so-called mergers of equals, are really acquisitions because by contract or sheer differences in size one party is truly the acquirer and one is the acquired party."[vi]

In June 2005, the FASB, "seeking to improve the transparency of financial reporting and provide investors with clearer pictures of the true cost of mergers and acquisitions", issued an exposure draft detailing the new proposed rules for business combinations known as 141 (R).[vii] The proposed statement requires that the acquiring entity in a business combination account for the acquired company at its fair value at the acquisition date.

The Proposed Statement will also maintain the guidelines for identifying the intangible assets that are to be recognized as assets apart from goodwill, as provided in FASB 141. This statement when enacted sometime in 2007 will require that all acquisitions of businesses would be measured at the fair value of the businesses acquired rather than the cost-based provisions, therefore acquired assets and liabilities assumed would be recognized and measured at their fair value, rather than allocating the cost of the acquisition to those assets and liabilities.[viii]

FASB 142 provides guidance for determining whether tangible and intangible assets and goodwill have lost market value, or in the language of the FASB, have been "impaired," subsequent to their purchase. Implementation of FASB 142 raises critical business valuation issues that center on measuring the fair market value of a reporting unit.[ix]

In measuring the value of the unit, "FASB 142 uses the term fair value and defines it as the amount at which an asset (or liability) could be bought (or incurred) or sold (or settled) in a current transaction between willing parties, that is other than in a forced or liquidation sale. This value standard is equivalent to the fair market value standard which states that fair market value is the price a willing buyer will pay a willing seller when each is fully informed of the relevant facts and each is under no compulsion to transact."[x]

FASB 142 further states, "Substantial value may arise from the ability to take advantage of synergies and other benefits that flow from control over another entity. Consequently, measuring the fair value of a collection of assets and liabilities that operate together in a controlled entity is different from measuring the fair value of that entity's individual securities."[xi]

An article titled "Accounting for Business Combinations: The FASB Acts", written by Bond & Pecaro in July 2001, listed intangible assets that would meet the criteria for recognition apart from goodwill. The list in FASB 141 provides guidelines for assigning fair market values to individual assets.

Marketing-Related Intangible Assets

(1) Trademarks, tradenames
(2) Service marks, collective marks, certification marks
(3) Trade dress (unique color, shape or package design)
(4) Newspaper mastheads
(5) Non-competition agreements

Customer-Related Intangible Assets

(1) Customer lists
(2) Order or production backlog
(3) Customer contracts and the related customer relationships
(4) Non-contractual customer relationships

Artistic-Related Intangible Assets

(1) Plays, operas and ballets
(2) Books, magazines, newspapers and other literary works
(3) Musical works such as compositions, song lyrics, advertising jingles
(4) Pictures and photographs
(5) Video and audiovisual material, including motion pictures, music videos, and television programs

Contract-Based Intangible Assets

(1) Licensing, royalty, standstill agreements
(2) Advertising, construction, management, service or supply contracts
(3) Lease agreements
(4) Construction permits
(5) Franchise agreements
(6) Operating and broadcast rights
(7) Use rights such as landing, drilling, water, air, mineral, timber cutting, and so forth
(8) Servicing contracts such as mortgage servicing contracts
(9) Employment contracts

Technology-Based Intangible Assets

(1) Patented technology
(2) Mask works
(3) Internet domain names
(4) Unpatented technology
(5) Databases, including title plants.
(6) Trade secrets including secret formulas, processes, recipes"[xv]

SECTION IV.

LATIGO SHORE MUSIC, INC.TANGIBLE AND INTANGIBLE ASSET VALUATION

The tangible and intangible assets acquired by ROKWADER in the Agreement of Purchase and Sale, along with the other Agreements, comprise the total assets acquired in conjunction with the acquisition of Latigo Shore Music, Inc..

Taking into account the character of the acquired intangible assets and the expected period of benefit, Palisades believes that a three (3) year schedule of amortization with respect to the acquired intangible assets is reasonable and appropriate under the circumstances.

Using the guidelines in FASB 141, the assets acquired are summarized as follows:

ASSET BREAKDOWN

<u>Tangible Assets</u>

1. $7,700 cash

<u>Intangible Assets</u>

Artistic-Related Intangible Assets

1. 50% interest in a music catalog containing 107 original songs
2. Two master recordings of finished CD's by Steve Dorff

Contract-Based Intangible Assets

1. Employment agreement with Steve Dorff
2. Artist recording agreement with Jon Estep

ASSET VALUATION

<u>Tangible Assets</u>

Description: Cash - $7,700

- **Palisades values this asset at $7,700**

<u>Intangible Assets</u>

Artistic-Related Intangible Assets

Description: 50% interest in a music catalog containing 107 original songs

- **Palisades believes the fair market value of these assets is $30,000**

Explanation: Of the 107 songs, forty (40) are master recordings, which means they are releasable and could be released under the LSM label generating revenue. The balance are

demonstration records In addition, the actual replacement cost of recording these 107 songs is greater than $30,000

Description: Two master recordings of finished CD's by Steve Dorff

- **Palisades believes the fair market value of these assets is $30,000**

Explanation: Steve Dorff is a major composer and producer of nine number 1 film songs and 15 top ten hits. Because these are master recording CD's, they are ready for distribution through LSM to recording labels or music distributors.

Contract-Based Intangible Assets

Description: Employee contract with Steve Dorff

- **Palisades believes the fair market value of this employee contract is $29,800**

Explanation: As indicated on the website IMDb, Steve Dorff is a major music producer, arranger, conductor, and composer. He is currently producing an album for Bill Medley. He has been the music producer for a number of television programs. His credits includes nine number 1 film songs and 15 Top 10 hits He is a three-time Grammy nominee and a five-time Emmy nominee. His TV and cable movie credits include the Emmy nominated CBS mini-series "Elvis", the Hallmark Hall of Fame "Rose Hill", the animated Christmas classic "Annabelle's Wish", "Babe Ruth", "The Quick and The Dead", "Moonshine Highway" and "The Defiant Ones". Dorff's many movie songs and scores have been featured in "Bronco Billy", "Blast From The Past", "Rocky IV", "Pure Country", "Tin Cup", "Michael", "Dudley Do-Right", "Dancer, Texas", "The Last Boy Scout", "Curly Sue" and "Honky Tonk Man."[xiii]

As President of LSM he is not taking a salary only a percentage of the net income; therefore he only benefits financially if LSM has sufficient revenues to produce net income.

Description: Artist agreement with Jon Estep

- **Palisades believes the fair market value of this agreement is $2,500**

Explanation: LSM had indicated that Mr. Estep was given an advance of $2,500 and his demo recordings are now being presented to various record labels.

OPINION

The purchase of Latigo Shore Music is a situation where most of the acquired assets are intangible. It is the opinion of Palisades Capital Group that the fair market value of these assets is as follows:

❖ **Cash – Tangible Assets**	**$7,700**
❖ **Artistic-Related Intangible Assets**	**$60,000**
❖ **Contract-Based Intangible Assets**	**$32,300**
Total Fair Market Value of Acquired Assets	**$100,000**
	======

END NOTES

[i] Post-Effective amendment No. 1 to Form SB-2 Filed February 21, 2007 page 4
[ii] Memorandum of Understanding between Ash Street Music and Latigo Shore dated January 25, 2007
[iii] Internal LSM documents
[iv] Employee Agreement between Steve Dorff and LSM and Rokwader
[v] Artistic Agreement between LSM and Jon Estep dated February 13, 2007
[vi] Piper Rudnick Client Alert August 2002
[vii] CBIZ Valuation Group Vision Fall 2005 page 4
[viii] Financial Accounting Valuation Insights Summer 2005
[ix] A Primer on Calculating Goodwill Impairment: Valuation Issues Raised by Financial Account Statement 142 by Stanley Feldman April 2004 page 2
[x] Ibid page 3
[xi] Ibid page 7
[xii] Accounting for Business Combinations: The FASB Acts July 2001 by Bond & Pecaro
[xiii] Website IMDb http://www.imdb.com/name/nm0006045/